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Filed Pursuant to
Rule 424(b)(3) and (c)
File No. 333-90874

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 18, 2002
TO PROSPECTUS DATED JULY 3, 2002

4,500,000 Shares

Common Stock

        Effective September 10, 2002, we changed our state of incorporation from California to Delaware, and by doing so changed our name to FAO, Inc. The change in our state of incorporation was approved by our shareholders at our special meeting of shareholders held on March 26, 2002.

        The reincorporation in the State of Delaware was accomplished by merging F.A.O., Inc., a California corporation, with and into its wholly-owned subsidiary, FAO, Inc., a Delaware corporation, which was the surviving corporation in the merger. The reincorporation will not result in any change in our business, assets or operations.

        Our common stock continues to be quoted on the Nasdaq National Market under the symbol "FAOO." On September 17, 2002, the last reported sale price of our common stock on Nasdaq was $3.16 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 3 OF THE PROSPECTUS DATED JULY 3, 2002.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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PROSPECTUS SUPPLEMENT